Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS IMPROVED FOURTH QUARTER AND ANNUAL 2017
REVENUES AND EARNINGS

	Three Months Ended December 31,			Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	% Change	2017	2016	% Change
Total revenues	$567,365	$518,832	9%	$2,116,737	$2,008,991	5%
Trucking revenues, net of fuel surcharge	374,827	347,546	8%	1,403,863	1,356,284	4%
Werner Logistics revenues	112,414	107,171	5%	417,639	417,172	0%
Operating income	45,061	34,956	29%	143,820	126,070	14%
Net income	141,134	21,811	547%	202,889	79,129	156%
Earnings per diluted share	1.94	0.30	545%	2.80	1.09	156%

OMAHA, NEBRASKA, January 29, 2018 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported improved revenues and earnings for the fourth quarter and year ended December 31, 2017. Earnings per diluted share were $1.94 for fourth quarter 2017 compared to earnings per diluted share of $0.30 for fourth quarter 2016. Earnings per diluted share for 2017 were $2.80 compared to $1.09 for 2016. Excluding the non-cash income tax reform benefit discussed below, which management believes provides a more useful comparison of the Company’s performance from period to period, earnings per diluted share were $0.42 and $1.27 for fourth quarter 2017 and full year 2017, respectively.

Fourth quarter 2017 and annual 2017 results included a $110.5 million, or $1.52 per diluted share, non-cash reduction in income tax expense, which resulted from the Company’s revalued net deferred income tax liabilities to reflect the lower federal income tax rate enacted on December 22, 2017. The Tax Cuts and Jobs Act of 2017 (the Tax Act) lowered the federal corporate income tax rate to 21% from 35% beginning in 2018. These estimates are based on the Company’s initial analysis of the Tax Act and may be adjusted in future periods as required. During fourth quarter 2017, the Company also recorded income tax benefits of $2.4 million, or three cents per share, related to state income tax accruals and other discrete income tax benefits. The Company currently estimates its full year 2018 effective income tax rate to be approximately 25% to 26%.

2017 was a year of meaningful progress for Werner Enterprises. Our investment in the five T’s (trucks, trailers, terminals, talent and technology) produced an improved customer experience and better financial results. Our success depends on the unwavering dedication and commitment of the talented Werner Enterprises associates, and we sincerely thank our entire Werner team of driving and non-driving professionals for a job well done.

Werner Enterprises, Inc. - Release of January 29, 2018

Fourth quarter 2017 freight demand in our One-Way Truckload fleet was strong. Freight in October 2017 was seasonally better than normal, and demand strengthened further in November and December. Freight volumes thus far in January 2018 have been much stronger than normal for January.

Average revenues per tractor per week increased 4.1% in fourth quarter 2017 compared to fourth quarter 2016 due to a 4.7% increase in average revenues per total mile and a 0.6% decrease in average miles per truck. Growth in shorter-haul Dedicated compared to longer-haul one-way Truckload had a favorable impact on revenue per total mile and an unfavorable impact on miles per truck.

Freight metrics are improving, and we have increasing confidence that contractual rates will strengthen over the next few quarters.

In fourth quarter 2017, we averaged 7,436 trucks in service in the Truckload Transportation Services (Truckload) segment and 44 intermodal drayage trucks in the Werner Logistics segment. We ended fourth quarter 2017 with 7,435 trucks in the Truckload segment, a year-over-year increase of 335 trucks and a sequential increase of 60 trucks. Our Dedicated unit ended fourth quarter 2017 with 4,000 trucks (or 54% of our total Truckload segment fleet) compared to 3,650 trucks at the end of fourth quarter 2016.

In 2015 and 2016, we invested nearly $1 billion of capital expenditures (before sales of equipment) primarily to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. We intend to maintain our newer fleet age of trucks and trailers. The average age of our truck fleet was 1.9 years as of December 31, 2017. Net capital expenditures in 2017 were $199 million compared to $430 million in 2016. We expect net capital expenditures for 2018 to be in the range of $300 million to $350 million. This range allows for increased investment in our tractor and trailer fleet as a result of the Tax Act. It reflects increased confidence in potential growth due to a strong Dedicated pipeline and overall market demand. Tractor allocations between fleets will be made based on relative returns, and growth is dependent on improved margins and continued success attracting quality drivers in a difficult market.

The driver recruiting market is challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, an historically low national unemployment rate, aging truck driver demographics and increased truck safety regulations. We proactively took many significant actions in the last two years to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, purchasing best-in-class safety and training features on all new trucks, investing in our driver training schools and collaborating with customers to improve or eliminate unproductive freight. We were pleased to grow our fleet by nearly 5% in 2017 in this difficult driver market. Our driver turnover rate once again improved, achieving our lowest fourth quarter and annual driver turnover rate in 19 years.

Gains on sales of assets were $0.8 million in fourth quarter 2017. This compares to gains on sales of assets of $3.2 million in fourth quarter 2016. In fourth quarter 2017, we sold more trucks and fewer trailers than in fourth quarter 2016. We realized lower average gains per truck and higher average gains per trailer in fourth quarter 2017 compared to fourth quarter 2016. The used truck pricing market remained difficult in fourth quarter 2017 due to a higher than normal supply of used trucks in the market and low buyer demand. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement. Fourth quarter 2016 included an increase in depreciation expense of $4.1 million due to a reduction in the estimated residual values of certain trucks as a result of the weak used truck market.

Diesel fuel prices were 37 cents per gallon higher in fourth quarter 2017 than in fourth quarter 2016 and were 24 cents per gallon higher than in third quarter 2017. For the first 29 days of January 2018, the average diesel fuel price per gallon was 44 cents higher than the average diesel fuel price per gallon in the same period of 2017 and 45 cents higher than in first quarter 2017. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding

Werner Enterprises, Inc. - Release of January 29, 2018

federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and Werner Final Mile.

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$112,414	100.0	$107,171	100.0	$417,639	100.0	$417,172	100.0
Rent and purchased transportation expense	96,267	85.6	89,836	83.8	355,544	85.1	345,790	82.9
Gross margin	16,147	14.4	17,335	16.2	62,095	14.9	71,382	17.1
Other operating expenses	14,116	12.6	13,103	12.3	53,412	12.8	50,648	12.1
Operating income	$2,031	1.8	$4,232	3.9	$8,683	2.1	$20,734	5.0

In fourth quarter 2017, Werner Logistics revenues increased $5.2 million, or 5%, and operating income dollars decreased $2.2 million, or 52%, compared to fourth quarter 2016. The Werner Logistics gross margin percentage in fourth quarter 2017 of 14.4% decreased 182 basis points compared to the gross margin percentage of 16.2% in fourth quarter 2016. The Werner Logistics operating income percentage in fourth quarter 2017 of 1.8% decreased 214 basis points from fourth quarter 2016 of 3.9%. Tighter carrier capacity in fourth quarter 2017 compared to fourth quarter 2016 resulted in higher purchased transportation costs for the Company’s predominately contractual logistics business causing the lower gross margin and operating income percentages.

In fourth quarter 2017, Werner Logistics achieved 36.0% revenue growth year over year in our truck brokerage solution, including transactional brokerage, while our intermodal and international solutions had lower revenues due to more challenging market conditions. As previously disclosed, a large Werner Logistics Freight Management customer (4.3% of Werner Logistics revenues in fourth quarter 2016) that was acquired in 2015 transitioned to their parent company’s transportation platform mid-quarter during first quarter 2017. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings, particularly as the market strengthens and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers. Achieving contractual rate increases in 2018 to recoup rising costs of third-party capacity is a focus for Werner Logistics.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $57.9 million and $44.3 million in fourth quarters 2017 and 2016, respectively, and $205.5 million and $155.3 million in 2017 and 2016, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2017	2016	Difference	2017	2016	Difference
Truckload Transportation Services	88.3%	90.7%	(2.4)%	90.3%	92.2%	(1.9)%
Werner Logistics	98.2%	96.1%	2.1%	97.9%	95.0%	2.9%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for fourth quarter 2017 and fourth quarter 2016 are 89.9% and 91.8%, respectively, and for 2017 and 2016 are 91.6% and 93.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2017, we had $75 million of debt outstanding and over $1.1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of January 29, 2018

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Operating revenues	$567,365	100.0	$518,832	100.0	$2,116,737	100.0	$2,008,991	100.0
Operating expenses:
Salaries, wages and benefits	180,927	31.9	156,814	30.2	681,547	32.2	636,112	31.7
Fuel	58,194	10.3	43,008	8.3	198,745	9.4	155,042	7.7
Supplies and maintenance	44,049	7.8	40,838	7.9	164,325	7.7	171,397	8.5
Taxes and licenses	22,673	4.0	21,194	4.1	86,768	4.1	85,547	4.3
Insurance and claims	19,591	3.4	24,482	4.7	79,927	3.8	83,866	4.2
Depreciation	55,020	9.7	56,879	11.0	217,639	10.3	209,728	10.4
Rent and purchased transportation	132,427	23.3	133,141	25.6	509,573	24.1	512,296	25.5
Communications and utilities	3,947	0.7	3,996	0.8	16,105	0.7	16,106	0.8
Other	5,476	1.0	3,524	0.7	18,288	0.9	12,827	0.6
Total operating expenses	522,304	92.1	483,876	93.3	1,972,917	93.2	1,882,921	93.7
Operating income	45,061	7.9	34,956	6.7	143,820	6.8	126,070	6.3
Other expense (income):
Interest expense	351	—	738	0.1	2,243	0.1	2,577	0.2
Interest income	(752)	(0.1)	(1,004)	(0.2)	(3,308)	(0.1)	(4,158)	(0.2)
Other	35	—	43	—	328	—	191	—
Total other expense (income)	(366)	(0.1)	(223)	(0.1)	(737)	—	(1,390)	—
Income before income taxes	45,427	8.0	35,179	6.8	144,557	6.8	127,460	6.3
Income tax expense (benefit)	(95,707)	(16.9)	13,368	2.6	(58,332)	(2.8)	48,331	2.4
Net income	$141,134	24.9	$21,811	4.2	$202,889	9.6	$79,129	3.9

Diluted shares outstanding	72,660		72,446		72,558		72,393
Diluted earnings per share	$1.94		$0.30		$2.80		$1.09

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Truckload Transportation Services	$439,173	$397,503	$1,635,244	$1,533,981
Werner Logistics	112,414	107,171	417,639	417,172
Other (1)	15,488	13,914	62,745	57,062
Corporate	399	449	1,938	1,749
Subtotal	567,474	519,037	2,117,566	2,009,964
Inter-segment eliminations (2)	(109)	(205)	(829)	(973)
Total	$567,365	$518,832	$2,116,737	$2,008,991

Operating Income
Truckload Transportation Services	$44,548	$32,742	$138,059	$107,713
Werner Logistics	2,031	4,232	8,683	20,734
Other (1)	(570)	(1,213)	35	(6,177)
Corporate	(948)	(805)	(2,957)	3,800
Total	$45,061	$34,956	$143,820	$126,070

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of January 29, 2018

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.76%	12.62%	1.1%	12.49%	12.96%	(3.6)%
Average trip length in miles (loaded)	463	472	(1.9)%	468	468	—%
Average tractors in service	7,436	7,178	3.6%	7,305	7,263	0.6%
Average revenues per tractor per week (1)	$3,878	$3,724	4.1%	$3,696	$3,591	2.9%
Total trailers (at quarter end)	22,900	22,725		22,900	22,725
Total tractors (at quarter end)
Company	6,805	6,305		6,805	6,305
Independent contractor	630	795		630	795
Total tractors	7,435	7,100		7,435	7,100

Werner Logistics segment
Average tractors in service	44	80		50	73
Total trailers (at quarter end)	1,600	1,625		1,600	1,625
Total tractors (at quarter end)	45	74		45	74

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Capital expenditures, net	$77,740	$135,593	$198,845	$429,607
Cash flow from operations	64,890	111,222	281,838	312,397
Return on assets (annualized)*	31.6%	5.0%	11.5%	4.7%
Return on equity (annualized)*	51.8%	8.8%	19.5%	8.2%

*Includes the $110.5 million non-cash reduction in income tax expense in fourth quarter 2017 and full year 2017 resulting from the revaluation of net deferred income tax liabilities due to the Tax Act. Excluding this item, return on assets was 6.9% and 5.3% and return on equity was 11.5% and 9.0% for the fourth quarter 2017 and full year 2017, respectively. Management believes the exclusion of the tax reform benefit provides a more useful comparison of the Company’s performance from period to period.

Werner Enterprises, Inc. - Release of January 29, 2018

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2017	December 31, 2016
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$13,626	$16,962
Accounts receivable, trade, less allowance of $8,250 and $9,183, respectively	304,174	261,372
Other receivables	26,491	15,168
Inventories and supplies	11,694	12,768
Prepaid taxes, licenses and permits	15,972	15,374
Income taxes receivable	1,189	21,497
Other current assets	27,083	29,987
Total current assets	400,229	373,128

Property and equipment	2,114,337	2,109,991
Less – accumulated depreciation	767,474	747,353
Property and equipment, net	1,346,863	1,362,638

Other non-current assets	60,899	57,237
Total assets	$1,807,991	$1,793,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$21,539	$—
Accounts payable	73,802	66,618
Current portion of long-term debt	—	20,000
Insurance and claims accruals	79,674	83,404
Accrued payroll	32,520	26,189
Other current liabilities	24,642	18,650
Total current liabilities	232,177	214,861

Long-term debt, net of current portion	75,000	160,000
Other long-term liabilities	12,575	16,711
Insurance and claims accruals, net of current portion	108,270	113,875
Deferred income taxes	195,187	292,769

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,409,222 and 72,166,969 shares outstanding, respectively	805	805
Paid-in capital	102,563	101,035
Retained earnings	1,267,871	1,084,796
Accumulated other comprehensive loss	(15,835)	(16,917)
Treasury stock, at cost; 8,124,314 and 8,366,567 shares, respectively	(170,622)	(174,932)
Total stockholders’ equity	1,184,782	994,787
Total liabilities and stockholders’ equity	$1,807,991	$1,793,003

Werner Enterprises, Inc. - Release of January 29, 2018

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.